Exhibit 10.3

EXECUTIVE TERMINATION AGREEMENT, dated as of January 1, 2005, between MILLIPORE CORPORATION, a Massachusetts corporation with offices at 290 Concord Road, Billerica, Massachusetts 01821 (the “Company”), and Martin D. Madaus (the “Executive”).

WHEREAS the Executive is an officer and key member of the Company’s management;

WHEREAS the Company believes that it is in its best interests, as well as those of its stockholders, to assure the continuity of management in general and the Executive in particular, for a fixed period of time in the event of actual or threatened change of control of the Company and whether or not such change of control is determined by the Board of Directors of the Company (the “Board”) to be in the best interest of its stockholders;

WHEREAS this Agreement is not intended to alter materially the compensation, benefits or terms of employment that the Executive could reasonably expect in the absence of a change in control of the Company, but is intended to encourage and reward his compliance with the wishes of the Board whatever they may be in the event that a change of control occurs or is threatened; and

WHEREAS this Agreement supersedes and replaces the previous the Executive Termination Agreement between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. “Accounting Firm” shall have the meaning given such term in Section 8.02.

SECTION 1.02. “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the Executive is convicted of, or has entered a plea of nolo contendere to, a felony. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

SECTION 1.03. “Change of Control” shall mean the occurrence of any one of the following events:

(a) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control if such event results from any of the following: (i) the acquisition of Company Voting Securities by the Company or any of its subsidiaries, (ii) the acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) the acquisition of Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below);

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director;

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) the Company or (ii) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (ii), Company Voting Securities are issued or issuable (any event described in the immediately preceding clause (i) or (ii), a “Reorganization”) or (iii) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any person becomes the beneficial owner of 30% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control shall then be deemed to occur.

SECTION 1.04. “Code” shall mean the Internal Revenue Code of 1986, as amended.

SECTION 1.05. “Date of Termination”, with respect to any purported termination of the Executive’s employment after a Change of Control, means (a) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive has not returned to the performance of the Executive’s duties on a full-time basis during such 30-day period), (b) if the Executive’s employment is terminated by the Company for any reason other than Disability or by the Executive for any reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than 30 days, and in the case of a termination by the Executive shall not be more than 60 days, respectively, from the date such Notice of Termination is given) or (c) if the Executive dies, his date of death (without any requirement that a Notice of Termination be provided), subject in each case to Section 11.02.

SECTION 1.06. “Disability” shall have the meaning given such term under the Company’s short- and long-term disability plans as in effect immediately prior to a Change of Control.

SECTION 1.07. “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

SECTION 1.08. “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a), (e), (f) or (g) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a) any diminution in the Executive’s status, position, titles, reporting lines, authority, duties or responsibilities from those in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter (it being understood that the assignment to the Executive of any duties inconsistent with such status, position, titles, reporting lines, authority, duties or responsibilities, shall be treated as a diminution for purposes of this paragraph (a));

(b) a reduction by the Company in the Executive’s annual base salary and/or the level of the Executive’s entitlement under the Company’s annual bonus plan, in each case as in effect as of immediately prior to a Change of Control or as the same may be increased from time to time;

(c) the Company’s requiring the Executive to be based anywhere other than the Company’s offices at which the Executive is based as of immediately prior to a Change of Control (or any subsequent location at which the Executive has previously consented to be based) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, or, in the event the Executive consents to any such relocation of his offices, the failure by the Company to provide the Executive with all of the benefits of the Company’s relocation policy as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter;

(d) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation (for purposes of this paragraph (d), “current compensation” shall mean the Executive’s annual base salary and the awards earned pursuant to the Company’s annual bonus plan, in each case as in effect as of immediately prior to a Change of Control or as the same may be increased from time to time) or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, within seven days of the date such compensation is due;

(e) the failure by the Company to continue in effect any compensation (including without limitation short-term and long-term cash compensation and stock-based compensation) plan in which the Executive participates as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants as existed as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter;

(f) (i) the failure by the Company to continue to provide the Executive with benefits no less favorable in the aggregate than those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, (ii) the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any fringe benefit enjoyed by the Executive as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, or (iii) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter; or

(g) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1.11 and 10.01, and, for purposes of this Agreement, no such purported termination shall preclude the Executive from claiming Good Reason hereunder.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive will be deemed to have waived his rights relating to circumstances constituting Good Reason if he has not provided to the Company a written Notice of Termination within ninety (90) days following his knowledge of circumstances constituting Good Reason. Notwithstanding the foregoing, any termination by the Executive of the Executive’s employment for any reason or no reason following a Change of Control and effective upon the expiration of the Period of Employment shall be deemed a termination of employment for Good Reason.

SECTION 1.09. “Gross-Up Payment” shall have the meaning given such term in Section 8.01.

SECTION 1.10. “Impending Change of Control” means the occurrence of any event or circumstance which gives rise to a threat or a likelihood of Change of Control, whether or not supported or approved by the Company’s management or the Board, provided that an Impending Change of Control shall be deemed to have occurred if:

(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;

(b) the Company or any person (as defined for purposes of Section 1.03(a)), publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control;

(c) any person (other than any person described in Section 1.03(a)(i), (ii) or (iii)) (i) who is the beneficial owner (as defined for purposes of Section 1.03(a)), as of the date hereof, directly or indirectly, 15% or more of the combined voting power of the Company Voting Securities, increases such person’s beneficial ownership of Company Voting Securities or (ii) who beneficially owns, as of the date hereof, directly or indirectly, less than 15% of the combined voting power of the Company Voting Securities, becomes the beneficial owner of 15% or more of the combined voting power of the Company Voting Securities; or

(d) the Board adopts a resolution to the effect that, for purposes of this Agreement, an Impending Change of Control has occurred.

Notwithstanding the foregoing, if any person becomes the beneficial owner of an additional amount of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in an Impending Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, an Impending Change of Control shall then be deemed to occur.

Any determination made by the Board that an event constituting an Impending Change of Control has occurred shall be final and binding if such determination is made by the Board in good faith.

SECTION 1.11. “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. A Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (excluding the Executive for such purpose) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting Cause, and specifying the particulars thereof in detail.

SECTION 1.12. “Payment” shall mean, for purposes of Article VIII, any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

SECTION 1.13. “Pension and Retirement Program” shall mean the Participation and the Retirement Plan of the Company, its supplemental unfunded pension plan, if any, and any other supplemental, early retirement and similar plan or plans of the Company and its subsidiaries providing for pension or retirement benefits that may be applicable to the Executive as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter.

SECTION 1.14. “Period of Employment” shall mean the period beginning upon the occurrence of an Impending Change of Control (or, if a Change of Control occurs prior to any Impending Change of Control, upon a Change of Control) and ending at the close of business on the 180th day subsequent to any Change of Control (or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a Change of Control).

SECTION 1.15. “Qualifying Termination” shall have the meaning given such term in Section 5.01.

SECTION 1.16. “Severance Agreement” shall mean that certain Officer Severance Agreement, dated as of the date hereof, between the Executive and the Company.

SECTION 1.17. “Severance Payments” shall have the meaning given such term in Section 5.01.

SECTION 1.18. “Underpayment” shall have the meaning given such term in Section 8.02.

ARTICLE II

The Company’s Covenants Summarized

SECTION 2.01. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Article III, the Company agrees, under the conditions described herein, to provide the Executive with the payments and benefits described in this Agreement in the event the Executive’s employment with the Company is terminated following a Change of Control. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change of Control.

ARTICLE III

The Executive’s Employment Obligations

SECTION 3.01. If an Impending Change of Control should occur while the Executive is employed by the Company, the Executive agrees to remain in the employ of the Company for at least the Period of Employment in the position and with the duties and responsibilities in effect immediately prior to the Impending Change of Control, with such changes therein as may from time to time be made by the Board and upon the other terms and conditions hereinafter stated, provided that the foregoing shall not prevent the Executive from terminating his or her employment for Good Reason.

SECTION 3.02. The Executive agrees that during the Period of Employment and prior to any Change of Control he will exercise his best efforts to bring about whatever result the Board determines to be in the best interests of the Company and its stockholders relative to any Impending Change of Control, (i.e., to help resist any such Change of Control if the Board determines that to be in the best interests of the Company and its stockholders, and to bring about such Change of Control if the Board determines that to be the preferable alternative). The Executive agrees to use his best efforts at and after the occurrence of a Change of Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group.

SECTION 3.03. Nothing in this Agreement shall be deemed to prevent the Executive from remaining in the employ of the Company or any successor beyond the Period of Employment either on the terms and conditions set forth herein or on others that may be mutually agreed upon.

ARTICLE IV

Compensation Other Than Severance Payments

SECTION 4.01. Following a Change of Control, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of Disability, the Executive shall be compensated as provided pursuant to the terms of the Company’s short- and long-term disability plans as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, together with all other compensation and benefits payable to the Executive pursuant to the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

SECTION 4.02. If the Executive’s employment shall be terminated for any reason following a Change of Control, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all other compensation and benefits payable to the Executive through the Date of Termination (including, without limitation, all incentive compensation amounts owed the Executive for a completed calendar year to the extent not yet then paid but excluding any annual bonus for the year in which the

Date of Termination occurs to the extent the Executive is entitled to receive the Severance Payment described in Section 5.03) under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

SECTION 4.03. If the Executive’s employment shall be terminated for any reason following a Change of Control, the Company shall pay the Executive, subject to Section 5.01, such normal post-termination compensation and benefits as may be provided by the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements, as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter.

ARTICLE V

Severance Payments

SECTION 5.01. In lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy or arrangement of the Company, the Severance Agreement or any other agreement between the Executive and the Company (which compensation and benefits the Executive hereby expressly waives to the extent the Executive receives the compensation and benefits provided for hereunder), the Company shall pay the Executive, in addition to the payments and benefits described in Article IV, the payments described in this Article V (the “Severance Payments”) upon the termination of the Executive’s employment within two years following a Change of Control, unless such termination is (a) by the Company for Cause or due to the Executive’s Disability, (b) by reason of the Executive’s death, or (c) by the Executive without Good Reason. The Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Executive with Good Reason if (i) the Executive is requested to resign by the Company, (ii) the Executive’s employment is terminated prior to a Change of Control without Cause at the direction of a person or entity who has entered into an agreement with the Company the consummation of which will constitute a Change of Control or (iii) if the Executive terminates his employment prior to a Change of Control with Good Reason (determined by treating an Impending Change of Control as a Change of Control in applying the definition of Good Reason, other than in the last sentence of such definition) if the circumstance or event which constitutes Good Reason occurs at the direction of such person or entity. Any termination of Executive’s employment in respect of which the Executive is entitled to Severance Payments is referred to as a “Qualifying Termination”.

SECTION 5.02. In the event of a Qualifying Termination, the Company shall provide the Executive with a lump sum severance payment in an amount equal to 2.99 times the sum of (a) the highest base salary payable to the Executive at any time during the three-year period ending on the Date of Termination (without regard to any reduction that gave rise to Good Reason) plus (b) the greater of (i) the highest actual bonus earned by the Executive in respect of the three most recently completed years prior to the Qualifying Termination and (ii) the Executive’s target annual bonus (without regard to any reduction that gave rise to Good Reason) for the year in which the Qualifying Termination occurs, payable within seven days following the Qualifying Termination.

SECTION 5.03. In the event of a Qualifying Termination, the Company shall pay the Executive a lump sum cash amount equal to the Executive’s target annual bonus (without regard to any reduction that gave rise to Good Reason) for the year in which the Qualifying Termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such year through the date of termination, and the denominator of which is 365, payable within seven days following the Qualifying Termination.

SECTION 5.04. In the event of a Qualifying Termination, the Executive and his family shall receive continued provision of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life), as elected by the Executive and as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, for a period (the “Company-Paid Coverage Period”) that commences upon the Qualifying Termination and ends upon the earlier of (A) the expiration of three years thereafter or (B) the date that the Executive becomes covered under another employer’s group health, dental, disability or life insurance plans that provide the Executive with benefits not less favorable than those being provided to the Executive and his family as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter; provided, however, that if the continuation of any or all of such insurance coverages are not permitted under the terms of the Company’s group insurance plans, the Company shall arrange for the provision of substantially equivalent insurance coverages to be provided under alternative plans or arrangements that provide such coverages on substantially the same terms and at a cost to Executive that is not greater than that incurred by the Executive (determined on an after-tax basis) as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Executive and his family shall be the date upon which the Company-Paid Coverage Period terminates.

SECTION 5.05. In the event of a Qualifying Termination, the Executive shall be entitled to an additional payment by the Company in an amount equal to the excess, if any, of the amount that would be payable under the Pension and Retirement Program if:

(a) “Compensation” were defined in the Pension and Retirement Program to be the sum of (a) the highest base salary payable to the Executive at any time during the three-year period ending on the Date of Termination (without regard to any reduction that gave rise to Good Reason) plus (b) the greater of (i) the highest actual bonus earned by the Executive in respect of the three most recently completed years prior to the Qualifying Termination and (ii) the Executive’s target annual bonus (without regard to any reduction that gave rise to Good Reason) for the year in which the Qualifying Termination occurs;

(b) the Executive were credited under the Pension and Retirement Program for the purpose of determining “years of service” (up the maximum of

30 years), with 2.5 times the actual number of years served, with a minimum of ten years of such credited service for purposes of determining both vesting and benefit amounts thereunder; and

(c) the Executive were entitled to receive his actuarially determined benefit at any time he elects subsequent to the Qualifying Termination without regard to his age at the time of such election, provided that for such purpose the Executive shall be deemed to have retired at the earliest retirement age permitted thereunder (or, if later, at the Executive’s attained age as of the Qualifying Termination), so that the Executive would receive the benefit of any subsidized early retirement provisions under the Pension and Retirement Program;

over the amount actually payable pursuant to the terms of the Pension and Retirement Program. The payment under this Section is intended to supplement the benefits under the Pension and Retirement Program and the provisions of this Section shall not affect in any way the terms of the Pension and Retirement Program or the rights of the Executive thereunder.

SECTION 5.06. The Executive’s entitlement to receive the Severance Payments shall be conditioned upon his having complied to the best of his abilities with the commitments contained in Sections 3.01 and 3.02. In the event of a Qualifying Termination, the Executive shall be deemed to have so complied if he shall have complied to the best of his abilities with the requirements of those Sections until the time of his discharge or resignation, provided that if the Executive terminates his employment pursuant to the last sentence of Section 1.08, he shall be deemed to have complied only if his employment continues through the Period of Employment and if his compliance shall have continued throughout the Period of Employment.

ARTICLE VI

The Executive’s Put Right; Treatment of Options and Restricted Stock

SECTION 6.01. The Executive is hereby granted the right and option to sell to the Company all shares of common stock of the Company owned by him at the time of, or acquired by him within 90 days after a Change of Control. The purchase price to be paid by the Company to the Executive for such shares shall be the highest price paid for shares of the Company common stock by the party effecting the Change of Control, within 90 days prior to the date of exercise by the Executive of his right under this Section 6.01. The Executive’s right to exercise this right and option shall be subject to his being in the employ of the Company as of the Change of Control (or his having terminated his employment prior to a Change of Control for Good Reason). The right and option granted to the Executive under this Section 6.01 shall begin as of the Change of Control and shall continue for a period of 90 days thereafter.

SECTION 6.02. Upon the occurrence of a Change of Control, (i) the Executive will become immediately entitled to exercise any and all stock options previously granted to him by the Company (and each such option shall remain fully exercisable until its originally scheduled expiration date) and (ii) any and all restricted stock shall become free of any restrictions thereon, notwithstanding any provision to the contrary in the option agreement, the restricted stock agreement or any plans under which they were granted.

ARTICLE VII

Confidential Information

SECTION 7.01. The Executive agrees not to disclose, either while in the Company’s employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of the Company’s inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the Executive from disclosing information (a) known generally to the public or (b) not considered confidential by persons engaged in the business conducted by the Company or (c) to the extent required by law or court order.

SECTION 7.02. The Executive also agrees that upon leaving the Company’s employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board any drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates, and divisions, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.

ARTICLE VIII

Gross-Up Payment

SECTION 8.01. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Article VIII shall not be conditioned upon the Executive’s termination of employment.

SECTION 8.02. Subject to the provisions of Section 8.03, all determinations required to be made under this Article VIII, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s auditor in effect immediately prior to a Change of Control or such other nationally recognized certified public accounting firm as may be designated by the

Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. The Accounting Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to the Executive a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8.02, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be final and binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8.03 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

SECTION 8.03. The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Article VIII except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(a) give the Company any information reasonably requested by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(c) cooperate with the Company in good faith in order to effectively contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8.03, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

SECTION 8.04. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8.03, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8.03) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8.03, a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

SECTION 8.05. Notwithstanding any other provision of this Article VIII, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

ARTICLE IX

Successors; Binding Agreement

SECTION 9.01. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

SECTION 9.02. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

ARTICLE X

Termination Procedures

SECTION 10.01. Notice of Termination. After a Change of Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Article XI hereof.

SECTION 10.02. Dispute Concerning Termination. If the party receiving the Notice of Termination notifies the other party within thirty (30) days after the date such Notice of Termination is given that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. The Company shall continue to pay the Executive the Executive’s full compensation in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive participated when the Notice of Termination was given (without regard to any reductions that gave rise to Good Reason) until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. In addition, for purposes of determining whether any Qualifying Termination has occurred, the date a Notice of Termination is given pursuant to this Section shall be deemed the date of the Executive’s Qualifying Termination.

ARTICLE XI

Notices

SECTION 11.01. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:

Attention: Clerk

Millipore Corporation

290 Concord Road

Billerica, MA 01821

To the Executive:

c/o Millipore Corporation,

with an additional copy to the Executive’s home address.

ARTICLE XII

Legal Fees and Expenses

SECTION 12.01. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination of employment which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination) or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder (including, but not limited to, auditors’ fees incurred in connection therewith). Such payments shall be made within five business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

ARTICLE XIII

No Mitigation and No Offset

SECTION 13.01. The amounts payable to the Executive hereunder shall be absolutely owing, and not subject to reduction or mitigation as a result of employment by the Executive elsewhere after his employment with the Company is terminated.

SECTION 13.02. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to the Executive, his dependents, beneficiaries or estate, provided for in this Agreement.

ARTICLE XIV

Amendment or Modification; Waiver

SECTION 14.01. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

ARTICLE XV

Governing Law; Submission to Jurisdiction

SECTION 15.01. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

SECTION 15.02. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the Commonwealth of Massachusetts with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 15.02(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment obtained by the Company and, in such event, the Executive hereby irrevocably submits to the jurisdiction of such other court.

(b) The agreement of the parties to the forum described in Section 15.02(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 15.02(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 15.02(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Article XI.

ARTICLE XVI

General Provisions

SECTION 16.01. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

SECTION 16.02. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

SECTION 16.03. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

SECTION 16.04. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

SECTION 16.05. This Agreement (and the Severance Agreement) sets forth the entire understanding between the parties with respect to the subject matter hereof. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement (and the Severance Agreement). All prior agreements, understandings and obligations (whether written, oral, express or implied) between the parties with respect to the subject matter hereof (including, without limitation, any prior Executive Termination Agreement) are terminated as of the date hereof and are superseded by this Agreement (and the Severance Agreement).

SECTION 16.06. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 16.07. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

SECTION 16.08. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MILLIPORE CORPORATION

by	/s/ Jeffrey Rudin
Name:	Jeffrey Rudin
Title:	Corporate Vice President

/s/ Martin D. Madaus
Martin D. Madaus